Exhibit 3.2

RESTATED

CERTIFICATE OF INCORPORATION

OF

THE CHEESECAKE FACTORY INCORPORATED

Effective August 6, 2018

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

THE CHEESECAKE FACTORY INCORPORATED, a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), DOES HEREBY CERTIFY:

1. The name of the Corporation is The Cheesecake Factory Incorporated. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was February 13, 1992.

2. This Restated Certificate of Incorporation restates and integrates the certificate of incorporation of the Corporation as heretofore amended or supplemented. There is no discrepancy between the provisions of this Restated Certificate of Incorporation and the provisions of the certificate of incorporation of the Corporation as heretofore amended or supplemented. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware. The text of the certificate of incorporation is hereby restated to read herein as set forth in full:

FIRST: The name of the Corporation is THE CHEESECAKE FACTORY INCORPORATED.

SECOND: The registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle. The name of the registered agent of the Corporation at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares of all classes of capital stock which the corporation shall have authority to issue is 255,000,000 (two hundred fifty-five million) shares, five million (5,000,000) shares of which shall be Preferred Stock, par value $.01 per share, issuable in one or more series, and two hundred fifty million (250,000,000) shares of which shall be Common Stock, par value $.01 per share.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix by resolution or resolutions the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof of any wholly unissued shares of Preferred Stock; and to fix the number of shares constituting such series and to increase or decrease the number of shares of any such series but not below the number of shares thereof then outstanding.

FIFTH: The Board of Directors shall consist of not less than five (5) nor more than thirteen (13) directors, the precise number thereof to be fixed from time to time by vote of the Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

Subject to the next sentence of this paragraph, the Board of Directors is and shall remain divided into three classes, designated Class I, Class II and Class III, with the directors in each class elected to terms expiring at the third annual meeting following their election.  Immediately prior to the election of directors at the third annual meeting of stockholders held after the annual meeting held in calendar year 2008 (such third annual meeting, the “2011 Annual Meeting”), the division of the Board of Directors into three classes shall terminate, and at and after the 2011 Annual Meeting each director shall be elected for a term expiring at the next annual meeting following such director’s election.  Unless the stockholders are permitted to fill a vacancy pursuant to a resolution adopted by the Board of Directors, (i) any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the directors then in office even if less than a quorum, or by a sole remaining director, and (ii) any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  Any director appointed to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor; provided, however, that at and after the 2011 Annual Meeting, a director appointed to fill such a vacancy shall serve until the next annual meeting of stockholders held after such appointment.

Notwithstanding the foregoing or anything in Article SIXTH to the contrary, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

SIXTH:  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.  Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, if there be one, or the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).  Prior to the 2011 Annual Meeting, directors of the Corporation may be removed by stockholders only for cause and only by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.  At and after the 2011 Annual Meeting, a director may be removed without cause by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

SEVENTH: All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors.  In furtherance and not in limitation of such powers, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that bylaws shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except by the vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock entitled to vote upon the election of directors.

EIGHTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, the Corporation shall indemnify and advance indemnification expenses on behalf of all directors and officers of the Corporation.  The Corporation shall indemnify such other persons as may be required by statute or by the bylaws of the Corporation.

NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein or by statute, and all rights and powers conferred herein are subject to this reserved power; provided, however, that subject to the powers and rights provided for herein with respect to Preferred Stock issued by the Corporation, if any, but notwithstanding anything else contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provision inconsistent with this Article TENTH or Articles SIXTH, SEVENTH, EIGHTH OR NINTH of this Certificate of Incorporation or to add an article or provision imposing cumulative voting in the election of directors.

ELEVENTH: The Corporation is to have perpetual existence.

TWELFTH: Election of directors of the Corporation need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

THIRTEENTH: The Board of Directors shall have the power to hold its meetings within or outside the State of Delaware, at such place as from time to time may be designated by the bylaws of the Corporation or by resolution of the Board of Directors.

3. This Restated Certificate of Incorporation is to become effective as of 8:31 a.m. Eastern time on Monday, August 6, 2018.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation which only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this Corporation as amended or supplemented heretofore, which has been duly adopted in accordance with Section 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer as of August 2, 2018.

THE CHEESECAKE FACTORY INCORPORATED

By:	/s/ Scarlett May
Name: Scarlett May
Title: Executive Vice President, General Counsel and Secretary